Exhibit (d)(3)

Execution Version

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of November 25, 2018 (this “Limited Guarantee”), by Pike Petroleum Holdings, LLC, a Delaware limited liability company (the “Guarantor”), in favor of TransMontaigne Partners L.P., a Delaware limited partnership (the “Guaranteed Party”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (defined below).

1.                                      GUARANTEE. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Guaranteed Party, TLP Finance Holdings, LLC, a Delaware limited liability company (“Parent”), TLP Acquisition Holdings, LLC, a Delaware limited liability company (“TLP Holdings”), TLP Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), TransMontaigne GP L.L.C., a Delaware limited liability company that is the general partner of the Guaranteed Party (the “Partnership GP”) and TLP Equity Holdings, LLC, a Delaware limited liability company (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Parent will acquire the limited partnership interests of the Guaranteed Party that Parent or its Affiliates do not already own by effecting a merger of Merger Sub with and into the Guaranteed Party, with the Guaranteed Party surviving as the surviving entity and wholly owned direct subsidiary of Parent and the Partnership GP, in accordance with the terms and conditions set forth in the Merger Agreement (together with the other transactions contemplated by the Merger Agreement, the “Transaction”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party the due and punctual performance and discharge of the Termination Fee payment obligations of Parent under Section 8.2(b) of the Merger Agreement, if, as and when such payment obligations become payable under the Merger Agreement (the “Guaranteed Obligations”); provided that in no event shall the Guarantor’s aggregate liability for the Guaranteed Obligations exceed an amount equal to $27,000,000 (such amount, with respect to the Guarantor, the “Cap”), and this Limited Guarantee may not be enforced against the Guarantor without giving effect to such Cap (and to the provisions of Sections 7 and 8 hereof). This Limited Guarantee may be enforced for the payment of money only, free and clear of any deduction, offset, defense, claim or counterclaim of any kind (except as expressly provided in Section 3). All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor acknowledges that the Guaranteed Party entered into the Transaction in reliance upon the execution of this Limited Guarantee.

If Parent fails to discharge any Guaranteed Obligations when due (whether or not any bankruptcy, insolvency or similar proceeding shall have stayed the accrual or collection of any such obligations or operated as a discharge thereof), then the Guarantor shall, on the demand of the Guaranteed Party, forthwith pay to the Guaranteed Party the Guaranteed Obligations (up to the Cap), and the Guaranteed Party may at any time and from time to time, so long as Parent has failed to discharge the Guaranteed Obligations, take any and all actions available hereunder to collect the any of the Guarantor’s liabilities hereunder in respect of the Guaranteed Obligations (subject to the Cap). This Limited Guarantee is in no way conditioned upon any requirement that the Guaranteed Party first proceed against Parent before proceeding against the Guarantor. The Guaranteed Party may, in its discretion, bring and prosecute a separate action or actions against the Guarantor for the full amount of the Guaranteed Obligations (subject to the Cap), regardless of whether any action is brought against Parent or any other Person or whether Parent or any other Person are joined in any such action or actions.

2.                                      NATURE OF GUARANTEE. Subject to the express terms of this Limited Guarantee, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing, irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement or that certain Equity Commitment Letter, dated as of the date hereof, by and between ArcLight Energy Partners Fund VI, L.P. and Parent (the “Equity Commitment Letter”). The Guaranteed Party shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. This Limited Guarantee is an unconditional and continuing guarantee of payment and not of collection.

3.                                      CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may, pursuant to the terms of the Merger Agreement, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Guaranteed Obligations, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or the Guarantor or any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the Transaction; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof (so long as any such rescission, waiver, compromise, consolidation or other amendment or modification does not change the amount of the Guaranteed Obligations or have the effect of increasing the Guarantor’s Cap) or the Equity Commitment Letter; (c) any change in the legal existence, structure or ownership of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the Transaction; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the Transaction; (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against the Guaranteed Party, whether in connection with the Guaranteed Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; or (g) any lack of enforceability of the Merger Agreement or the Equity Commitment Letter, in each case, other than by reason of actual fraud by the Guaranteed Party. To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred and all other notices of any kind (other than notices to be provided to Parent pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect or any right to require the marshalling of assets of Parent or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the Transaction. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transaction and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby unconditionally and irrevocably waives any rights that it may now have or hereafter acquire against Parent that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee or any other agreement or instrument delivered in connection with the transactions contemplated by any of the foregoing, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, whether or not such claim, remedy or right arises in equity or under contract, statute or Law, including, without limitation, the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations payable under this Limited Guarantee (subject to the Cap) shall have been indefeasibly paid in full in immediately available funds. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Obligations (subject to the Cap), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations (subject to the Cap) in accordance with the terms of the Merger Agreement and this Limited Guarantee. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent that any of the Guaranteed Obligations (a) are not payable by Parent in accordance with the terms of the Merger Agreement (other than by reason of bankruptcy or insolvency), the Guarantor shall be similarly relieved of its obligations to make payments under this Limited Guarantee solely in respect of such obligations for which Parent is or was relieved under the Merger Agreement or (b) are payable by Parent in accordance with the terms of the Merger Agreement, the Guarantor shall be relieved of its obligations to make payments under this Limited Guarantee solely to the extent such obligations have been discharged by Parent. The Guarantor hereby covenants and agrees that it (x) shall not, and shall cause its Affiliates (other than the Guaranteed Party or the Partnership GP) not to, assert, directly or indirectly, in any proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, (y) shall maintain in full force and effect all consents of any Governmental Authority or other authority that are required to be obtained by it with respect to this Limited Guarantee and will obtain any such consents that may become necessary with respect thereto in the future, and (z) will comply in all respects with all applicable Laws to which it may be subject if failure to so comply would impair its ability to perform its obligations under this Limited Guarantee.

Notwithstanding anything to the contrary contained in this Limited Guarantee or otherwise, the Guaranteed Party hereby agrees that the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap), including any claim, set-off, deduction or release, that would be available to Parent under the Merger Agreement with respect to the Guaranteed Obligations (other than any defenses affirmatively waived herein or defenses arising from bankruptcy or insolvency of Parent), as well as any defenses in respect of any actual fraud of the Guaranteed Party or any of its Affiliates (other than the Guarantor, TLP Holdings, Parent and Merger Sub) arising in connection with a breach by the Guaranteed Party of this Limited Guarantee.

No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law shall be cumulative and not exclusive of any other right, remedy or power, and may be exercised by the Guaranteed Party hereunder or thereunder at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, any other Person now or hereafter liable for any Guaranteed Obligations or interested in the Transaction prior to proceeding against the Guarantor. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the Guaranteed Party expressly hereby acknowledges that the only manner in which the Guaranteed Party or any of its Affiliates (other than TLP Holdings, Parent and Merger Sub) can obtain any form of money damages or other remedy against the Guarantor or any of its Affiliates in connection with this Limited Guarantee, the Merger Agreement, or the Equity Commitment Letter or in any agreement or instrument delivered in connection with transactions contemplated by any of the foregoing (collectively, the “Transaction Agreements”) is pursuant to the Retained Claims (as defined in Section 8(a)).

4.                                      REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants as of the date hereof that:

(a)                                 it is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware;

(b)                                 it has full limited liability company power and authority to execute and deliver this Limited Guarantee, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(c)                                  the execution and delivery by the Guarantor of this Limited Guarantee, and the performance by the Guarantor of its obligations hereunder (i) have been duly and validly authorized by all requisite limited liability company action by the Guarantor;

(d)                                 the execution and delivery by the Guarantor of this Limited Guarantee do not, and the performance by the Guarantor of its obligations hereunder will not (i) conflict with or violate any terms, conditions or provisions of the Guarantor’s Organizational Documents, (ii) conflict with or violate any term or provision of any Law applicable to the Guarantor or its assets, or (iii) conflict with or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration)

under any material written Contract that is legally binding by which the Guarantor or any of its properties or assets is bound, except, in the case of clauses (ii) and (iii), for such conflicts, violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to prevent, restrict or materially delay the ability of the Guarantor to perform its obligations under this Limited Guarantee or to consummate the transactions contemplated hereby;

(e)                                  no filing, application or registration with, or consent, authorization or approval of or other action by any Governmental Authority or third Person is, or will be, necessary for the valid execution and delivery of this Limited Guarantee, the performance by the Guarantor of its obligations hereunder or the consummation by the Guarantor of the transactions contemplated hereby, except where the failure to make or obtain such filings, applications, registrations, consents, authorizations or approvals would not, individually or in the aggregate, reasonably be expected to prevent, restrict or materially delay the ability of the Guarantor to perform its obligations under this Limited Guarantee or to consummate the transactions contemplated hereby;

(f)                                   assuming that this Limited Guarantee constitutes a valid and binding agreement of the Guaranteed Party, this Limited Guarantee is enforceable against the Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law); and

(g)                                  the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee (up to the Cap), and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee (up to the Cap) shall be available to the Guarantor (or its successors or permitted assigns pursuant to Section 5 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

The Guaranteed Party hereby represents and warrants, as of the date hereof, that:

(a)                                 it is a limited partnership duly organized, validly existing and in good standing under the Laws of Delaware;

(b)                                 it has full corporate power and authority to execute and deliver this Limited Guarantee, to perform its obligations hereunder and to consummate the transactions contemplated hereby;

(c)                                  the execution and delivery by the Guaranteed Party of this Limited Guarantee, and the performance by the Guaranteed Party of its obligations hereunder have been duly and validly authorized by all requisite corporate action by such Guaranteed Party;

(d)                                 the execution and delivery by the Guaranteed Party of this Limited Guarantee do not, and the performance by the Guaranteed Party of its obligations hereunder will not (i) conflict with or violate any terms, conditions or provisions of the Guaranteed

Party’s Organizational Documents, (ii) conflict with or violate any term or provision of any Law applicable to the Guaranteed Party or its assets, or (iii) conflict with or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any material written Contract that is legally binding by which the Guaranteed Party or any of its properties or assets is bound, except, in the case of clauses (ii) and (iii), for such conflicts, violations or defaults (or rights of termination, cancellation or acceleration) which would not, individually or in the aggregate, reasonably be expected to prevent, restrict or materially delay the ability of the Guaranteed Party to perform its obligations under this Limited Guarantee or to consummate the transactions contemplated hereby;

(e)                                  no filing, application or registration with, or consent, authorization or approval of or other action by any Governmental Authority or third Person is, or will be, necessary for the valid execution and delivery of this Limited Guarantee, the performance by the Guaranteed Party of its obligations hereunder or the consummation by the Guaranteed Party of the transactions contemplated hereby, except where the failure to make or obtain such filings, applications, registrations, consents, authorizations or approvals would not, individually or in the aggregate, reasonably be expected to prevent, restrict or materially delay the ability of the Guaranteed Party to perform its obligations under this Limited Guarantee or to consummate the transactions contemplated hereby; and

(f)                                   assuming that this Limited Guarantee constitutes a valid and binding agreement of the Guarantor, this Limited Guarantee is enforceable against the Guaranteed Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law).

5.                                      BINDING NATURE; ASSIGNMENT. This Limited Guarantee shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Limited Guarantee nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided, that the Guarantor may assign or delegate all or part of its obligations with respect to the Guaranteed Obligations hereunder (or any portion thereof), without the prior written consent of the Guaranteed Party, to any Affiliate of the Guarantor to which it has allocated all or a portion of its investment commitment to Parent; provided, further, that no such assignment or delegation shall relieve the Guarantor of its obligations hereunder (up to the Cap) as a primary obligor. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the right and obligations of the parties hereto hereunder.

6.                                      NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to the other shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), and:

if to the Guarantor:

c/o ArcLight Capital Partners, LLC

200 Clarendon Street, 55th Floor

Boston, Massachusetts 02116

Attention: Ted Burke

Fax: (617) 867-4698

Email: tburke@arclightcapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, 47th Floor

Houston, Texas 77002

Attention: Douglas Bacon

E-mail: douglas.bacon@kirkland.com

Attention: Kim Hicks

E-mail: kim.hicks@kirkland.com

If to the Guaranteed Party, as provided in the Merger Agreement.

7.                                      CONTINUING GUARANTEE; TERMINATION. Unless terminated pursuant to this Section 7, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its respective successors and permitted assigns until the Guaranteed Obligations (up to the Cap) have been indefeasibly paid in full. Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under or in connection with this Limited Guarantee as of the earliest of: (a) the consummation of the Closing; (b) the termination of the Merger Agreement by mutual consent of the parties thereto pursuant to Section 8.1(a) of the Merger Agreement, (c) the date that the Guaranteed Obligations equal to the Cap have been indefeasibly paid in full, (d) three (3) months after the date on which the Merger Agreement is terminated pursuant to Section 8.1 (other than Section 8.1(a)) of the Merger Agreement (unless, in the case of this clause (d), the Guaranteed Party has provided written notice to the Guarantor asserting a claim under and pursuant to this Limited Guarantee prior to the time at which this Limited Guarantee would otherwise terminate, in which case this Limited Guarantee shall terminate upon the final, non-appealable resolution of such claim or litigation and satisfaction by the Guarantor of any obligations finally determined or agreed to be owed by the Guarantor, consistent with the terms hereof) and (e) the date that is one year from the date of this Limited Guarantee. Notwithstanding the foregoing, or anything express or implied in this Limited Guarantee or otherwise, in the event that the Guaranteed Party or any of its Related Parties (as defined in Section 8 hereof) (x) asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 7 hereof or Section 8 hereof are illegal, invalid or unenforceable, in whole or in part, (y) asserts that the Guarantor is liable in respect of any Guaranteed Obligations in excess of or to a greater extent than the Cap, or (z) asserts any theory of liability against any Non-Recourse Party (as defined in Section 8 hereof) with respect to the Transaction Agreements, in each case, other than Retained Claims (as defined in Section 8 hereof) asserted by the Guaranteed Party against the Non-Recourse Party(ies) against which such Retained Claims may be asserted pursuant to Section 8 hereof, then: (A) the obligations of the Guarantor under or in connection with this Limited Guarantee shall terminate and thereupon shall be null and void; (B) if the Guarantor has previously made any payments under or in connection with this Limited Guarantee, it shall be entitled to recover and retain such payments from the Guaranteed Party; and (C) neither Guarantor nor any Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with the Transaction Agreements.

8.                                      NO RECOURSE. The Guaranteed Party acknowledges the separate limited liability company existence of Parent. The Guaranteed Party acknowledges and agrees that the sole liquid asset of Parent, if any, is cash in a de minimis amount and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs under the Merger Agreement. Notwithstanding anything that may be expressed or implied in the Transaction Agreements or statement made or action taken in connection with, or that otherwise in any manner relates to, the transactions contemplated by any of the Transaction Agreements or the negotiation, execution, performance or breach of any Transaction Agreement (the Transaction Agreements and such statements and actions collectively, “Transaction-Related Matters”), and notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that the Guarantor is a limited partnership, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party hereby covenants, acknowledges and agrees on behalf of itself and all of its Affiliates, that:

(a)                                 no Non-Recourse Party (as hereinafter defined) has or shall have any obligations (whether of an equitable, contractual, tort, statutory or other nature) under, in connection with or in any manner related to any Transaction-Related Matter, other than (i) Parent’s obligations pursuant to the terms of the Merger Agreement, (ii) the Guarantor’s obligation to make a cash payment to the Guaranteed Party under and pursuant to the terms of this Limited Guarantee (in each case, subject to the Cap and the other limitations set forth herein) and to otherwise comply with the terms of this Limited Guarantee and (iii) Parent’s obligation to cause the equity financing to be funded in accordance with the terms of the Equity Commitment Letter, including if the Guaranteed Party or the Partnership GP seeks specific performance of such obligation pursuant to Section 9.8 of the Merger Agreement (the claims described in clauses (i) through (iii) against any of the Persons specified in clauses (i) through (iii) or any of its respective successors or permitted assigns, collectively, the “Retained Claims”);

(b)                                 no recourse (whether under an equitable, contractual, tort, statutory or other claim or theory) under, in connection with or in any manner related to any Transaction-Related Matter shall be sought or had against (and, without limiting the generality of the foregoing, no liability shall attach to) any Non-Recourse Party, whether through Parent or any other Person interested in the transactions contemplated by any Transaction Agreement or otherwise, whether by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or any other attempt to avoid or disregard the entity form of any Non-Recourse Party, by or through a claim by or on behalf of the Guaranteed Party or any of its Affiliates, Parent or any other Person against any Non-Recourse Party, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except, in each case, for Retained Claims; and

(c)                                  none of the Guaranteed Party nor any of its Affiliates has relied on any statement, representation or warranty or assurance made by, or any action taken by, any Person in connection with or in any manner related to a Transaction-Related Matter, other than those made by (i) the Guarantor in this Limited Guarantee and (ii) TLP Holdings, Parent and Merger Sub in the Transaction Agreements.

The Retained Claims shall be the sole and exclusive remedy (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) of the Guaranteed Party, all of its Affiliates (other than TLP Holdings, Parent or Merger Sub) and any Person purporting to claim by or through any of them or for the benefit of any of them against any or all of the Non-Recourse Parties, in respect of any claims, liabilities or obligations arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. To the fullest extent permitted by Law, the Guaranteed Party, on behalf of itself and its security holders and Affiliates, hereby releases, remises and forever discharges all claims (other than Retained Claims) that the Guaranteed Party or any of its Affiliates (other than the Guarantor, TLP Holdings, Parent and Merger Sub) have had, now have or might in the future have against any Non-Recourse Party arising in any way under, in connection with or in any manner related to any Transaction-Related Matter. The Guaranteed Party hereby covenants and agrees that, other than with respect to the Retained Claims, it shall not, and it shall cause all of its Affiliates (other than the Guarantor, TLP Holdings, Parent and Merger Sub) and their Affiliates’ Related Parties (other than the Guarantor, TLP Holdings, Parent and Merger Sub) not to, institute any proceeding or bring any claim in any way under, in connection with or in any manner related to any Transaction-Related Matter (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Non-Recourse Party. Other than the Non-Recourse Parties, no Person other than the Guarantor and the Guaranteed Party shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby.

As used herein, the term “Related Parties” means, with respect to any Person, any Affiliate thereof, or any past, present or future equity holder, member, partner, director, manager, general partner, officer, employee, consultant, agent or other representative such Person or such Affiliate thereof, or any successor or permitted assignee of the foregoing (for the avoidance of doubt, excluding such party hereto) and “Non-Recourse Parties” means the Related Parties of the Guarantor, ArcLight Energy Partners Fund VI, L.P., TLP Holdings, Parent or Merger Sub (other than the Guaranteed Party and the Partnership GP and for the avoidance of doubt, excluding the Guarantor, TLP Holdings, Parent and Merger Sub and their respective successors and permitted assigns to the extent they are parties to the Retained Claims).

9.                                      GOVERNING LAW; JURISDICTION.

(a)                                 This Limited Guarantee shall be construed and enforced in accordance with the Laws of the State of New York without giving effect to the choice of law principles thereof that would cause another State’s laws to apply.

(b)                                 Each party (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, in any way relating to this Limited Guarantee in any forum other than exclusively in the Supreme Court of the State of New York, or, if under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) waives and hereby irrevocable waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (iv) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

10.                          WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.                          COUNTERPARTS. This Limited Guarantee may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Limited Guarantee by facsimile transmission or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Limited Guarantee.

12.                          NO THIRD PARTY BENEFICIARIES. This Limited Guarantee is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and this Limited Guarantee shall not otherwise be deemed to confer upon or give to any other Person any right, claim, cause of action, or other interest herein; except that as a material aspect of this Limited Guarantee the parties hereto intend that all Non-Recourse Parties shall be, and such Non-Recourse Parties are, intended third party beneficiaries of this Limited Guarantee who may rely on and enforce the provisions of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Non-Recourse Parties.

13.                          CONFIDENTIALITY.

This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Transaction. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Equity Commitment Letter, and as expressly contemplated thereunder) by the Guaranteed Party, except with the prior written consent of the Guarantor; provided that no such written consent is required for any disclosure of the existence or content of this Limited Guarantee by the Guaranteed Party: (i) to any of its Affiliates or Representatives with a need to know in connection with the Transaction or the transactions contemplated by this Limited Guarantee; (ii) to the extent required by Law, any Governmental Authority, or the rules or regulations of any applicable stock exchange; or (iii) in connection with any claim or litigation relating to the Transaction Agreements or the transactions contemplated thereby.

14.                          MISCELLANEOUS.

(a)                                 This Limited Guarantee and the other Transaction Agreements (upon execution), embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This Limited Guarantee and the other Transaction Agreements (upon execution) supersede all prior agreements and understandings among the parties hereto with respect to such subject matter and supersede any letter, memoranda or other documents or communications, whether oral, written or electronic, submitted by (i) the Guarantor or its Affiliates, or any of its, or their respective Representatives to the Guaranteed Party or any of its Representatives, or (ii) the Guaranteed Party or any of its Representatives to the Guarantor or their respective Affiliates in the connection with the negotiation and execution of this Limited Guarantee.

(b)                                 If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in order that the Transaction be consummated as originally contemplated to the greatest extent possible; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder to the Cap provided in Section 1 hereof and to the provisions of Sections 7 and 8 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective Affiliates and Representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c)                                  The titles of the articles and sections have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

(d)                                 This Limited Guarantee was negotiated and prepared by all parties with advice of counsel to the extent deemed necessary by each party; the parties hereto have agreed to the wording of this Limited Guarantee; and none of the provisions hereof shall be construed against any party on the ground that such party is the author of this Limited Guarantee or any part hereof.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

PIKE PETROLEUM HOLDINGS, LLC

		By:	/s/ Daniel R. Revers
			Name:	Daniel R. Revers
			Title:	President

Accepted and agreed to:

TRANSMONTAIGNE PARTNERS L.P.

By:	TransMontaigne GP L.L.C., its general partner

By:
Name:
Title:

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

PIKE PETROLEUM HOLDINGS, LLC

By:
Name:
Title:

Accepted and agreed to:

TRANSMONTAIGNE PARTNERS L.P.

By:	TransMontaigne GP L.L.C., its general partner

By:	/s/ Frederick W. Boutin
	Name:	Frederick W. Boutin
	Title:	Chief Executive Officer

[Signature Page to Limited Guarantee]